NON-QUALIFIED STOCK OPTION AGREEMENT
                                      UNDER THE
                             PETROLEUM HELICOPTERS, INC.
                           1995 INCENTIVE COMPENSATION PLAN


               THIS AGREEMENT is entered into as of May 31, 1995, by and between Petroleum Helicopters, Inc., a Louisiana corporation ("PHI"), and Carroll W. Suggs ("Optionee").

               WHEREAS Optionee is a key employee of PHI or one of its subsidiaries (collectively, the "Company") and PHI considers it desirable and in its best interest that Optionee be given an inducement to acquire a proprietary interest in PHI and an incentive to advance the interests of PHI by possessing an option to purchase shares of the voting common stock, $.10 par value per share, of PHI (the "Common Stock") under the Petroleum Helicopters, Inc. 1995 Incentive Compensation Plan (the "Plan"), which was adopted by the Board of Directors of PHI on May 31, 1995, and will be submitted to the shareholders for approval at PHI's next annual meeting of shareholders;

               NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

                                          1.

                                   Grant of Option

               1 PHI hereby grants to Optionee effective May 31, 1995 (the "Date of Grant") the right, privilege and option to purchase 23,200 shares of Common Stock (the "Option") at an exercise prices of $9.75 per share (the "Exercise Price"). The Option shall vest, become exercisable and expire as provided in Sections 2 and 3 below.

               2    The  Option  is  a non-qualified stock option and shall
          not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

                                          2.

                                  Vesting of Option

               1 Effective July 31, 1996, the Compensation Committee of the Board of Directors of PHI (the "Committee") shall make a determination as to the portion of the Option that is vested as follows:

                    (a)  Company Performance Goals

                         (1) If the Company's consolidated earnings before income taxes for the fiscal year ending April 30, 1996, as adjusted by the Committee for extraordinary items ("Actual Operating Income"), equals the consolidated earnings before income taxes reflected in the Company's annual budget for the fiscal year ending April 30, 1996 ("Budgeted Operating Income"), the Option shall vest with respect to 16,000 of the shares covered thereby.

                         (2) If Actual Operating Income exceeds Budgeted Operating Income, the Option shall vest with respect to an additional 160 shares for each 1% by which Actual Operating Income exceeds Budgeted Operating Income, up to a maximum of 3,200 additional shares.

                         (3) If Actual Operating Income is less than Budgeted Operating Income, but is between 90% and 100% of Budgeted Operating Income, then the Option shall vest with respect to 16,000 shares, less 320 shares for each 1% or fraction of 1% by which Actual Operating Income is less than Budgeted Operating Income.

                         (4) If Actual Operating Income is less than 90% of Budgeted Operating Income, no portion of the Option shall vest based upon Company performance.

                    (b)  Individual Performance

               The Option may vest with respect to up to an additional 4,000 shares in the discretion of the Compensation Committee based on an evaluation of the Optionee's performance for the year.

               2    All  unvested  Options  or  portions  thereof  shall be
          forfeited.

                                          3.

                                   Time of Exercise

               1 Subject to the provisions of the Plan and Section 2 hereof, the Optionee shall be entitled to exercise the vested portion of the Option with respect to 50% of the shares beginning July 31, 1996 and with respect to the remaining 50% of the shares beginning July 31, 1997.

               2    The Option shall expire and may not be exercised  later
          than ten years following the Date of Grant.

               3 Notwithstanding the foregoing, the Option shall become accelerated and immediately exercisable to the extent vested if (a.) Optionee dies while he is employed by the Company (b.) Optionee becomes disabled within the meaning of Section 22(e)(3) of the Code ("Disability") while he is employed by the Company, (c.) Optionee retires from employment with the Company on or after attaining the age of 65 or is granted early retirement by a vote of the Board of Directors ("Retirement") or (d.) pursuant to the provisions of the Plan.

                                          4.

                          Conditions for Exercise of Option

               During Optionee's lifetime, the Option may be exercised only by him or by his guardian or legal representative. The Option must be exercised while Optionee is employed by the Company, or, to the extent exercisable at the time of termination of employment, within 190 days of the date on which he ceases to be an employee, except that (a.) if he ceases to be an employee because of Retirement or Disability, the Option may be exercised within three years from the date on which he ceases to be an employee, (b.) if an Optionee's employment is terminated for cause, the unexercised portion of the Option is immediately terminated, and (c.) in the event of Optionee's death, the Option may be exercised by his estate, or by the person to whom such right devolves from him by reason of his death within two years after the date of his death; provided, however, that no Option may be exercised later than 10 years after the Date of Grant.

                                          5.

                                Additional Conditions

               Anything in this Agreement to the contrary notwithstanding, if at any time PHI further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant to the exercise of an Option is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to PHI.

                                          6.

                          No Contract of Employment Intended

               Nothing in this Agreement shall confer upon Optionee any right to continue in the employ of the Company or to interfere in any way with the right of PHI to terminate Optionee's employment relationship with the Company at any time.

                                          7.

                                        Taxes

               The Company may make such provisions as it may deem appropriate for the withholding of any federal, state and local taxes that it determines are required to be withheld on the exercise of the Option.
                                          8.

                                    Binding Effect

               This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

                                          9.

                               Inconsistent Provisions

               The Option granted hereby is subject to the provisions of the Plan. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

                                         10.

                                Adjustments to Options

               Appropriate adjustments shall be made to the number and class of shares of Common Stock subject to the Option and to the exercise price in certain situations described in Section 12.6 of the Plan.

                                         11.

                                Termination of Option

               The Committee, in its sole discretion, may terminate the Option. However, no termination may adversely affect the rights of Optionee to the extent that the Option is currently vested on the date of such termination.

               IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PETROLEUM HELICOPTERS, INC.


                                        By: /s/   Leonard M. Horner
                                            ______________________________
                                              Leonard M. Horner, Chairman,
                                                 Compensation Committee



                                            /s/   Carroll W. Suggs
                                            ______________________________
                                                    Carroll W. Suggs
                                                        Optionee